                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                     ----------------------------------

                                  FORM 8-K

                                CURRENT REPORT
                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  March 1, 1995

                     WESTINGHOUSE ELECTRIC CORPORATION
                     ---------------------------------
                       (Exact name of registrant as
                         specified in its charter)

        Pennsylvania                1-977                 25-0877540
- --------------------------    ---------------           --------------
(State or other jurisdiction   (Commission File         (IRS Employer
     of incorporation)             Number)               Identification
                                                         Number)

Westinghouse Bldg., 11 Stanwix St., Pittsburgh, PA          15222-1384
- --------------------------------------------------          ----------
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:     (412) 244-2000
                                                        --------------
























                                 Page 1 of 5 Pages
                              Exhibit Index on Page 3


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Item 5. Other Events
        ------------

     On March 1, 1995, the registrant issued a press release concerning contract awards and anticipated 1995 financial performance, a copy of which is attached hereto as Exhibit 99, and is incorporated herein in its entirety.

Item 7. Financial Statements, Pro Forma Financial Information and
Exhibits

     (c) Exhibits

     A press release announcing that the Corporation has been awarded power generation agreements valued at $300 million and the Corporation's anticipated strong financial performance in 1995 is filed as Exhibit
99 to this Report.


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WESTINGHOUSE ELECTRIC CORPORATION
                                        (Registrant)


                              By:  /s/ Fredric G. Reynolds
                                   -----------------------

                                  Fredric G. Reynolds
                                  Executive Vice President and
                                  Chief Financial Officer





Date: March 2, 1995


















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                              EXHIBIT INDEX
                              -------------

                                                     Sequential
Exhibit No.     Description                          Page No.
- -----------     -----------                          -------------

   99           Press release announcing                 4
                power generation agreements
                and anticipated strong financial
                performance in 1995.















































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                   Westinghouse Electric Corporation

Contact:           Paul Tobin
Telephone:         (412) 642-3117

                        FOR IMMEDIATE RELEASE

WESTINGHOUSE AWARDED POWER GENERATION AGREEMENTS VALUED AT
$300 MILLION, ANTICIPATES STRONGER FINANCIAL PERFORMANCE IN 1995


     PITTSBURGH, Pa., March 1 -- Westinghouse Electric Corporation today announced two separate agreements for power generation equipment and services valued at approximately $300 million. The corporation also reported that continued momentum across all of its business segments is expected to significantly improve its financial performance for 1995.

     The Westinghouse Power Generation business unit announced a letter of award valued at approximately $200 million for steam turbine-generators in the People's Republic of China, as well as a $100 million contract for the long-term maintenance of the Teesside Power Station in the United Kingdom.

     Westinghouse will supply a total of four 350 megawatt steam turbine-generators and related equipment to Huaneng Power International Inc. for the Dandong Phase I and the Dalian Phase II power plants in China's Liaoning Province. The power plants will be fueled by coal, and are expected to enter operation in 1998. Westinghouse will manufacture the steam turbine-generators in its power generation factories, and begin shipping equipment for both plants in early 1997.

     Westinghouse received the award as a part of a consortium which includes Sargent & Lundy, the Chicago based architect and engineering firm, and Babcock Energy Limited of the United Kingdom, the supplier of boiler islands for the power plants. The value of the entire contract, which is in final negotiations, is estimated at $600 million.

     Teesside Power Limited of London, England awarded Westinghouse a $100 million contract for the long-term maintenance of the 1,875 megawatt Teesside Power Station. The station is the largest operating independently owned power plant in the world. Under terms of the contract, Westinghouse will provide equipment, repairs, site labor, and management services during maintenance outages into the 21st century.

     "The balance between servicing our customers' operating units and supplying our customers with world class new equipment is critical to our success in the industry," said Frank Bakos, president of the Westinghouse Power Generation business unit. "We place great emphasis on long-term relationships with our customers, and we are dedicated to working with them to attain the highest levels of continuous reliability and efficiency," he said.

     The agreements are a signal that the Power Generation business unit is continuing to build on the momentum of a strong order performance in the second half of 1994. The business unit booked over $1 billion worth of orders in the fourth quarter of 1994.


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     Westinghouse also reported that it anticipates improvement across all of it business segments in 1995. Increased revenues, coupled with the benefits from 1993 and 1994 restructuring initiatives, are expected to improve earnings significantly in 1995 compared to reported earnings of $0.71 per share in 1994 which excludes the effect of special charges.

     "While we are optimistic about our full-year performance, we are still a somewhat cyclical and second-half loaded business," said Fred Reynolds, chief financial officer. "We expect our first quarter 1995 earnings to be approximately flat compared to last year's results after adjusting for certain gains on the sale assets which increased our 1994 earnings per share. Our first quarter this year is being impacted by the timing of when revenue can be recognized on recent large, long-cycle orders, such as those in power generations," he said.

     In the first quarter of 1994, Westinghouse reported earnings of $0.07 per share which included pre-tax gains of approximately $35 million from the sale of assets, principally its Sacramento radio stations.

     Westinghouse Electric Corporation, headquartered in Pittsburgh, Pa., is a global leader in the power generation market and has supplied over 280,000 megawatts of power generation equipment worldwide. The Westinghouse Power Generation business unit is headquartered in Orlando, Fla.

     Huaneng Power International Inc., headquartered in Beijing, is among the largest private power producers in the People's Republic of China.

     The Teesside Power Station is located at Wilton, Cleveland, in the United Kingdom. The power plant is operated by Enron Power Operations Limited, a wholly owned subsidiary of the Enron Corporation of Houston, Tex.